As filed with the Securities and Exchange Commission on June 7, 2005

Registration No. 333-123821

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SMITH MICRO SOFTWARE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	33-0029027
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

51 Columbia, Suite 200
Aliso Viejo, CA 92656
(949) 362-5800
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

WILLIAM W. SMITH, JR.
President and Chief Executive Officer
Smith Micro Software, Inc.
51 Columbia, Suite 200
Aliso Viejo, CA 92656
(949) 362-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Patrick Arrington, Esq.
Parker A. Schweich, Esq.
Marc P. Ernaga, Esq.
Dorsey & Whitney LLP
38 Technology Drive
Irvine, California 92618
(949) 932-3600

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted .

PRELIMINARY PROSPECTUS
(SUBJECT TO COMPLETION: DATED JUNE 7, 2005)

3,500,000 Shares

SMITH MICRO SOFTWARE, INC.

Common Stock

     This prospectus relates to the offering of a total of 3,500,000 shares of the common stock of Smith Micro Software, Inc. by the selling stockholders described herein. The selling stockholders acquired the shares held by them and offered by this prospectus in connection with a private placement completed in February 2004. The prices at which the selling stockholders may sell their shares will be determined by the prevailing market price for their shares or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.

     Our common stock is listed on the Nasdaq SmallCap Market under the symbol “SMSI”. On June 6, 2005, the last reported sale price for our common stock was $4.63 per share.

     You should carefully consider the risk factors beginning on page 3 of this prospectus before purchasing any of the common stock offered by this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

     You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

THE COMPANY

     In this prospectus, the terms “Smith Micro,” “company,” “we,” “us,” and “our” refer to Smith Micro Software, Inc. and its subsidiaries.

     Smith Micro Software, Inc. is a diversified developer and marketer of wireless communication software products and services. Our primary focus and strategy for our products and services is directed to wireless communications including WWAN as well as Wi-Fi software. We sell our products and services to some of the world’s leading companies as well as to consumers. Specific wireless products include: QuickLink Mobile and QuickLink Mobile Phonebook. The proliferation of wireless technologies is providing new opportunities globally. The wireless infrastructures being implemented, such as 1xRTT, GPRS and 3G including EVDO and UMTS, offer wider bandwidth wireless data services. This infrastructure combined with mobile platforms such as the basic mobile phone, notebook computing devices (“PCs”) and personal communications devices (“PDA’s”) provide opportunities for new communications software products. Our core communications technology is designed to address this emerging wireless data market.

     We manufacture, market and sell value-added wireless connectivity products targeted to the original equipment manufacturers (“OEM”) market, particularly wireless service providers and mobile phone manufacturers, as well as direct to the consumer. We offer software products for Windows XP, Windows 2000, WindowsME, Windows 98, Windows CE, Pocket PC, Mac, Palm, Unix and Linux operating systems. The underlying design concept is the long-standing Smith Micro criteria of “enhancing the out-of-box experience” for the customer. Our custom engineering services bring more than 20 years of hardware and software experience, having shipped over 40 million copies of products to OEM’s seeking to better market their products by adding product features, customizing existing features and translating applications into additional languages.

     We were incorporated in California in November 1983, and we reincorporated in Delaware in June 1995. Our common stock is listed on the Nasdaq SmallCap Market under the symbol “SMSI”. Our principal executive offices are located at 51 Columbia, Suite 200, Aliso Viejo, CA 92656, and our telephone number is (949) 362-5800. Our website is www.smithmicro.com. Information available on our website does not constitute part of this prospectus.

RISK FACTORS

     Our future operating results are highly uncertain. Before deciding to invest in our common stock or to maintain or increase your investment, you should carefully consider the risks described below, in addition to the other information contained in our Annual Report on Form 10-K for the year ended December 31 2004, as amended, and in our other filings with the SEC, including our subsequent reports on Forms 10-K, 10-Q and 8-K. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks actually occur, that could seriously harm our business, financial condition or results of operations. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

     Our quarterly operating results may fluctuate and cause the price of our common stock to fall. Our quarterly revenue and operating results have fluctuated significantly in the past and may continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. If our operating results do not meet the expectations of securities analysts or investors, our stock price may decline. Fluctuations in our operating results may be due to a number of factors, including the following:

•	the size and timing of orders from and shipments to our major customers;

•	the size and timing of any return product requests for our products;

•	our ability to maintain or increase gross margins;

•	variations in our sales channels or the mix of our product sales;

•	the gain or loss of a key customer;

•	our ability to specify, develop, complete, introduce, market and transition to volume production new products and technologies in a timely manner;

•	the availability and pricing of competing products and technologies and the resulting effect on sales and pricing of our products;

•	the effect of new and emerging technologies;

•	deferrals of orders by our customers in anticipation of new products, applications, product enhancements or operating systems; and

•	general economic and market conditions.

     A large portion of our operating expenses, including rent, depreciation and amortization is fixed and difficult to reduce or change. Accordingly, if our total revenue does not meet our expectations, we may not be able to adjust our expenses quickly enough to compensate for the shortfall in revenue. In that event, our business, financial condition and results of operations would be materially and adversely affected.

     Due to all of the foregoing factors, and the other risks discussed in this report, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance.

     Although we have begun reporting backlog, our ability to predict our revenues and operating results is extremely limited. We have historically operated with little backlog because we have generally shipped our software products and recognized revenue shortly after we received orders because our production cycle has traditionally been very short. As a result, our sales in any quarter were generally dependent on orders that were booked and shipped in that quarter. As our wireless business has evolved, production cycle time for items such as data kits has increased to the point that orders received towards the end of a quarter may not ship until the subsequent quarter. Additionally, customers may issue purchase orders that have extended delivery dates that may cause the shipment to fall in a subsequent quarter. These situations make it difficult for us to predict what our revenues and operating results will be in any quarter. Therefore, the level of backlog is not necessarily indicative of trends in our business. As of December 31, 2004, we had a backlog of approximately $1.0 million.

     We depend upon a small number of customers for a significant portion of our revenues. In the past we have derived a substantial portion of our revenues from sales to a small number of customers and expect to continue to do so in the future. The agreements we have with these entities do not require them to purchase any minimum quantity of our products and may be terminated by the entity or us at any time for any reason upon minimal prior written notice. Accordingly, we cannot be certain that these customers will continue to place large orders for our products in the future, or purchase our products at all. In 2004, our largest OEM customer accounted for 69% of our net revenue, and our three largest OEM customers accounted for 77.8% of our net revenue.

     Our customers may acquire products from our competitors or develop their own products that compete directly with ours. Any substantial decrease or delay in our sales to one or more of these entities in any quarter would have an adverse effect on our results of operations. In addition, certain of our customers have in the past and may in the future acquire competitors or be acquired by competitors, causing further industry consolidation. In the past, such acquisitions have caused the purchasing departments of the combined companies to reevaluate their purchasing decisions. If one of our major customers engages in an acquisition in the future, it could change its current purchasing habits. In that event, we could lose the customer, or experience a decrease in orders from that customer or a delay in orders previously made by that customer. Further, although we maintain allowances for doubtful accounts, the insolvency of one or more of our major customers could result in a substantial decrease in our revenues.

     Competition within our product markets is intense and includes numerous established competitors, which could negatively affect our revenue. We operate in markets that are extremely competitive and subject to rapid changes in technology. Microsoft Corporation poses a significant competitive threat to us because Microsoft operating systems may include some capabilities now provided by certain of our OEM and retail software products. If users are satisfied relying on the capabilities of the Windows-based systems or other operating systems, or other vendors’ products, sales of our products are likely to decline. In addition, because there are low barriers to entry into the software market, we expect significant competition from both established and emerging software companies in the future. Furthermore, many of our existing and potential OEM customers may acquire or develop products that compete directly with our products.

     Microsoft and many of our other current and prospective competitors have significantly greater financial, marketing, service, support, technical and other resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products. There is also a substantial risk that announcements of competing products by large competitors such as Microsoft or other vendors could result in the cancellation of orders by customers in anticipation of the introduction of such new products. In addition, some of our competitors currently make complementary products that are sold separately. Such competitors could decide to enhance their competitive position by bundling their products to attract customers seeking integrated, cost-effective software applications. Some competitors have a retail emphasis and offer OEM products with a reduced set of features. The opportunity for retail upgrade sales may induce these and other competitors to make OEM products available at cost or even at a loss. We also expect competition to increase as a result of software industry consolidations, which may lead to the creation of additional large and well-financed competitors. Increased competition is likely to result in price reductions, fewer customer orders, reduced margins and loss of market share.

     Acquisitions of companies or technologies may disrupt our business and divert management attention and cause our current operations to suffer. We have in the past made and we expect to continue to consider acquisitions of complementary companies, products or technologies. If we make any additional acquisitions, we will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may cause disruptions in our operations and divert management’s attention from our company’s day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners. Acquisitions may also subject us to liabilities and risks that are not known or identifiable at the time of the acquisition.

     We may also have to incur debt or issue equity securities in order to finance future acquisitions. The issuance of equity securities for any acquisition could be substantially dilutive to our existing stockholders. In addition, we expect our profitability could be adversely affected because of acquisition-related accounting costs and write offs. In consummating acquisitions, we are also subject to risks of entering geographic and business markets in which we have had limited or no prior experience. If we are unable to fully integrate acquired businesses, products or technologies within existing operations, we may not receive the intended benefits of acquisitions.

     If the adoption of new technologies and services grows more slowly than anticipated in our product planning and development, our future sales and profits may be negatively affected. If the adoption of new technologies and services does not grow or grows more slowly than anticipated in our product planning and development, demand for certain of our products and services will be reduced. For example, our new QuickLink Mobile Wi-Fi product provides notebook users with the ability to roam between wireless wide area networks and Wi-Fi hot spots. Another product, QuickLink Wi-Fi, allows users to seek out and select available hot spots in their area. Therefore, future sales and any future profits from this and related products are substantially dependent upon the widespread acceptance and use of Wi-Fi as an effective medium of communication by consumers and businesses.

     Our products may contain undetected software errors, which could negatively affect our revenue. Our software products are complex and may contain undetected errors. In the past, we have discovered software errors in certain of our products and have experienced delayed or lost revenue during the period it took to correct these errors. Although we and our OEM customers test our products, it is possible that errors may be found in our new or existing products after we have commenced commercial shipment of those products. These undetected errors could result in adverse publicity, loss of revenue, delay in market acceptance of our products or increased expense for litigation.

     Technology and customer needs change rapidly in our market, which could render our products obsolete and negatively affect our revenue. Our future success will depend on our ability to anticipate and adapt to changes in technology and industry standards. We will also need to continue to develop and introduce new and enhanced products to meet our customers’ changing demands, keep up with evolving industry standards, including changes in the Microsoft operating systems with which our products are designed to be compatible, and to promote those products successfully. The communications and utilities software markets in which we operate are characterized by rapid technological change, changing customer needs, frequent new product introductions, evolving industry standards and short product life cycles. Any of these factors could render our existing products obsolete and unmarketable. In addition, new products and product enhancements can require long development and testing periods as a result of the complexities inherent in today’s computing environments and the performance demanded by customers. If our software markets do not develop as we anticipate, or our products do not gain widespread acceptance in these markets or if we are unable to develop new versions of our software products that can operate on future operating systems, our business, financial condition and results of operations could be materially and adversely affected.

     Delays or failure in deliveries from our component suppliers could cause our net revenue to decline and harm our results of operations. We rely on third party suppliers to provide us with services and components for our product kits. These components include: compact discs; cables; printed manuals; and boxes. We do not have long-term supply arrangements with any vendor to obtain these necessary services and components for our products. If we are unable to purchase components from these suppliers or if the compact disc replication services that we use do not deliver our requirements on schedule, we may not be able to deliver products to our customers on a timely basis or enter into new orders because of a shortage in components. Any delays that we experience in delivering our products to customers could impair our customer relationships and adversely impact our reputation and our business. In addition, if our third party suppliers raise their prices for components or services, our gross margins would be reduced.

     A shortage in the supply of wireless communication devices such as PC cards could adversely affect our revenues. Our products are utilized with major wireless networks throughout the world that support data communications through the use of wireless communication devices such as PC cards. Since wireless network providers generally incorporate our products into the wireless communication devices that they sell directly to individual consumers, our future success depends upon the availability of such devices to consumers at reasonable prices. A shortage in the supply of wireless communication devices could put upward pressure on prices or limit the quantities available to individual consumers which could materially affect the revenues that we generate from our products.

     We may be unable to adequately protect our intellectual property and other proprietary rights, which could negatively impact our revenues. Our success is dependent upon our software code base, our programming methodologies and other intellectual properties and proprietary rights. In order to protect our proprietary technology, we rely on a combination of trade secret, nondisclosure and copyright and trademark law. We currently own United States trademark registrations for certain of our trademarks and United States patents for certain of our technologies, however, these measures afford us only limited protection. Furthermore, we rely primarily on “shrink wrap” licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. Accordingly, it is possible that third parties may copy or otherwise obtain our rights without our authorization. It is also possible that third parties may independently develop technologies similar to ours. It may be difficult for us to detect unauthorized use of our intellectual property and proprietary rights.

     We may be subject to claims of intellectual property infringement as the number of trademarks, patents, copyrights and other intellectual property rights asserted by companies in our industry grows and the coverage of these patents and other rights and the functionality of software products increasingly overlap. From time to time, we have received communications from third parties asserting that our trade name or features, content, or trademarks of certain of our products infringe upon intellectual property rights held by such third parties. We have also received correspondence from third parties separately asserting that our fax products may infringe on certain patents held by each of the parties. Although we are not aware that any of our products infringe on the proprietary rights of others, third parties may claim infringement by us with respect to our current or future products. Infringement claims, whether with or without merit, could result in time-consuming and costly litigation, divert the attention of our management, cause product shipment delays or require us to enter into royalty or licensing agreements with third parties. If we are required to enter into royalty or licensing agreements, they may not be on terms that are acceptable to us. Unfavorable royalty or licensing agreements could seriously impair our ability to market our products.

     Our stock price is highly volatile. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid for them. The market price of our common stock has fluctuated substantially in the past and is likely to continue to be highly volatile and subject to wide fluctuations. These fluctuations have occurred and may continue to occur in response to various factors, many of which we cannot control, including:

•	quarter-to-quarter variations in our operating results;

•	announcements of technological innovations or new products by our competitors, customers or us;

•	market conditions within our retail and OEM software markets;

•	general global economic and political instability;

•	changes in earnings estimates or investment recommendations by analysts;

•	changes in investor perceptions; or

•	changes in expectations relating to our products, plans and strategic position or those of our competitors or customers.

     In addition, the market prices of securities of high technology companies have been especially volatile. This volatility has significantly affected the market prices of securities of many technology companies. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid. In the past, companies that have experienced volatility in the market price of their securities have been the subjects of securities class action litigation. If we were the object of a securities class action litigation, it could result in substantial losses and divert management’s attention and resources from other matters.

     If we are unable to retain key personnel, the loss of their services could materially and adversely affect our business, financial condition and results of operations. Our future performance depends in significant part upon the continued service of our senior management and other key technical and consulting personnel. We do not have employment agreements with our key employees that govern the length of their service. The loss of the services of our key employees would materially and adversely affect our business, financial condition and results of operations. Our future success also depends on our ability to continue to attract, retain and motivate qualified personnel, particularly highly skilled engineers involved in the ongoing research and development required to develop and enhance our communication software products as well those in our highly specialized consulting business. Competition for these employees remains high and employee retention is a common problem in our industry. Our inability to attract and retain the highly trained technical personnel that are essential to our product development, consulting services, marketing, service and support teams may limit the rate at which we can generate revenue, develop new products or product enhancements and generally would have an adverse effect on our business, financial condition and results of operations.

     We may need to raise additional capital in the future through the issuance of additional equity, or convertible debt securities or by borrowing money, in order to meet our capital needs. Additional funds may not be available on terms acceptable to us to allow us to meet our capital needs. We believe that the cash, cash equivalents and investments on hand and the cash we expect to generate from operations will be sufficient to meet our capital needs for at least the next twelve months. However, it is possible that we may need or choose to obtain additional financing to fund our activities. We could raise these funds by selling more stock to the public or to selected investors, or by borrowing money. We may not be able to obtain additional funds on favorable terms, or at all. If adequate funds are not available, we may be required to curtail our operations or other business activities significantly or to obtain funds through arrangements with strategic partners or others that may require us to relinquish right to certain technologies or potential markets. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced. In addition, the equity or debt securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock. We currently have no established line of credit or other business borrowing facility in place.

     It is possible that our future capital requirements may vary materially from those now planned. The amount of capital that we will need in the future will depend on many factors, including:

•	the market acceptance of our products;

•	the levels of promotion and advertising that will be required to launch our products and achieve and maintain a competitive position in the marketplace;

•	our business, product, capital expenditure and research and development plans and product and technology roadmaps;

•	the levels of inventory and accounts receivable that we maintain;

•	capital improvements to new and existing facilities;

•	technological advances;

•	our competitors’ response to our products; and

•	our relationships with suppliers and customers.

     In addition, we may require additional capital to accommodate planned growth, hiring, infrastructure and facility needs or to consummate acquisitions of other businesses, products or technologies.

     Our business, financial condition and operating results could be adversely affected as a result of legal, business and economic risks specific to international operations. Approximately 5.2%, 14.8% and 15.1% of our revenues in the years ended December 31, 2004, 2003 and 2002, respectively, were derived from sales to customers outside the United States. We also frequently ship products to our domestic customers’ international manufacturing divisions and subcontractors. In the future, we may expand these international business activities. International operations are subject to many inherent risks, including:

•	general political, social and economic instability;

•	trade restrictions;

•	the imposition of governmental controls;

•	exposure to different legal standards, particularly with respect to intellectual property;

•	burdens of complying with a variety of foreign laws;

•	import and export license requirements and restrictions of the United States and each other country in which we operate;

•	unexpected changes in regulatory requirements;

•	foreign technical standards;

•	changes in tariffs;

•	difficulties in staffing and managing international operations;

•	difficulties in securing and servicing international customers;

•	difficulties in collecting receivables from foreign entities; and

•	potentially adverse tax consequences.

These conditions may increase our cost of doing business. Moreover, as our customers are adversely affected by these conditions, our business with them may be disrupted and our results of operations could be adversely affected

     The market price of our common stock may be adversely affected by the sale of significant numbers of shares of our common stock by the selling stockholders listed in the selling stockholders’ table of this prospectus and others. This prospectus covers 3,500,000 shares of our common stock that may be freely offered for resale. Other large blocks of shares eligible for resale under Rule 144 include 3,997,999 shares held by William W. Smith and 3,316,615 shares held by Rhonda L. Smith (both as of February 21, 2005). The market price for our common stock could decline as a result of the sale of a large number of the shares covered by this prospectus, or under Rule 144, or the perception that such sales may occur. The sale of a large number of shares of our common stock also might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate.

     We may be subject to regulatory scrutiny and may sustain a loss of public confidence if we are unable to satisfy regulatory requirements relating to internal controls over financial reporting. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal controls over financial reporting and have our auditor attest to such evaluation on an annual basis. Compliance with these requirements can be expensive and time-consuming. While we believe that we will be able to meet the required deadlines, no assurance can be given that we will meet the required deadlines in future years. If we fail to timely complete this evaluation, or if our auditors cannot timely attest to our evaluation, we may be subject to regulatory scrutiny and a loss of public confidence in our internal controls.

     Provisions of our charter and bylaws and Delaware law could make a takeover of our company difficult. Our certificate of incorporation and bylaws contain provisions that may discourage or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. For instance, our certificate of incorporation authorizes the board of directors to fix the rights and preferences of shares of any series of preferred stock, without action by our stockholders. As a result, the board can authorize and issue shares of preferred stock, which could delay or prevent a change of control because the rights given to the holders of such preferred stock may prohibit a merger, reorganization, sale or other extraordinary corporate transaction. In addition, we are organized under the laws of the State of Delaware and certain provisions of Delaware law may have the effect of delaying or preventing a change in our control.

     We may be subject to additional risks. The risks and uncertainties described above are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect of business operations.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Pursuant to the SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in such registration statement. You may read or obtain a copy of the registration statement from the SEC in the manner described above.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The documents we incorporate by reference are:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 31, 2005, as amended by our Form 10-K/A (Amendment No. 1), filed with the SEC on May 2, 2005, and our Form 10-K/A (Amendment No. 2), filed with the SEC on May 25, 2005;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 16, 2005;

(c)	Our Current Report on form 8-K, filed with the SEC on May 27, 2005;

(d)	Our Current Report on Form 8-K, filed with the SEC on April 21, 2005 (with respect only to Item 4.01);

(e)	Our Current Report on Form 8-K, filed with the SEC on February 24, 2005; and

(f)	Our Registration Statement No. 000-26536 on Form 8-A filed with the SEC on July 31, 1995, together with Amendment No. 1 filed with the SEC on September 7, 1995, in which there is described the terms, rights and provisions applicable to our outstanding common stock.

     The Item 2.02 and 9.01 disclosures furnished on our Current Reports on Form 8-K on February 9, 2005, March 3, 2005, and April 21, 2005, are not incorporated herein by reference.

     In addition, we incorporate by reference all reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of this offering (except for information and exhibits furnished under our current reports on Form 8-K) and all such reports and documents will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference. Requests for documents should be submitted in writing to the Secretary, at Smith Micro Software, Inc., 51 Columbia, Suite 200, Aliso Viejo, California 92656, or by telephone at (949) 362-5800. Our website is www.smithmicro.com. Information available on our website does not constitute part of this prospectus.

FORWARD-LOOKING STATEMENTS

     All statements included or incorporated by reference in this prospectus, other than statements or characterizations of historical fact, are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements concerning projected expenses, our ability to control costs, our accounting estimates, assumptions and judgments, the investment in research and development for our business units, the market acceptance and performance of our products, the competitive nature of our markets, our ability to achieve product integration, the status of, and our ability to keep pace with, evolving technologies, the development and market acceptance of new product introductions, the adoption of future industry standards, our production capacity, our ability to consummate acquisitions and integrate their operations successfully, the need for additional capital, our ability to raise capital, and our ability to achieve profitability. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” similar expressions and variations or negatives of these words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements speak only as of the date of this prospectus and are based upon the information available to us at this time. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, some of which are listed under the section “Risk Factors” beginning on page 3 of this prospectus. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

USE OF PROCEEDS

     The shares of common stock offered by this prospectus will be sold by the selling stockholders, and the selling stockholders will receive all of the proceeds from sales of such shares. We will not receive any proceeds from sales of the shares offered by this prospectus.

SELLING STOCKHOLDERS

     The selling stockholders acquired the shares held by them and offered by this prospectus in connection with a private placement completed in February 2004. On February 18, 2005, we entered into a purchase agreement for the private placement of 3,500,000 shares of our common stock at a price of $6.40 per share, resulting in aggregate gross cash proceeds of $22,400,000 and approximate net cash proceeds of $21,056,000. The transaction closed simultaneously with the execution of the purchase agreement. The registration statement including this prospectus is filed pursuant to a covenant in the purchase agreement requiring registration of the shares.

     This prospectus also covers any additional shares of common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

     The following table sets forth the number of shares of our common stock beneficially owned by the selling stockholders as of February 18, 2005, after the closing of the private placement, based on the selling stockholders’ representations regarding their ownership. We cannot estimate the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may sell all or some of their shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares. For purposes of the table below, we assume that all shares owned by the selling stockholders which are offered by this prospectus will be sold. On March 31, 2005, 21,574,212 shares of our common stock were outstanding.

     Except as indicated in this section, we are not aware of any material relationship between us and the selling stockholders within the past three years other than as a result of the selling stockholders’ beneficial ownership of our common stock.

	Beneficially Owned Before			Beneficially Owned After
	Offering			Offering(1)
			Number of Shares
	Number of		Being Offered in
Selling Stockholders	Shares(2)	Percent(3)	Offering	Number of Shares	Percent(3)
Alpha Capital AG(4)	40,000	*	40,000	—	*
Anno, LP(5)	5,800	*	2,300	3,500	*
Basso Multi-Strategy Holding Fund Ltd.(6)	195,000	*	195,000	—	*
Basso Private Opportunity Holding Fund Ltd.(7)	55,000	*	55,000	—	*
Bonanza Master Fund Ltd.(8)	275,000	1.27	275,000	—	*
C.E. Unterberg, Towbin Capital Partners I, L.P.(9)(10)	100,000	*	100,000	—	*
Colonial Fund LLC(11)	50,000	*	50,000	—	*
CommonFund Hedged Equity Company(12)	24,400	*	9,800	14,600	*
Cordillera Fund, L.P(13)	35,000	*	35,000	—	*
Cranshire Capital, LP(14)	50,000	*	50,000	—	*
Crown Investment Partners, LP(15)	75,000	*	35,000	40,000	*

	Beneficially Owned Before			Beneficially Owned After
	Offering			Offering(1)
			Number of Shares
	Number of		Being Offered in
Selling Stockholders	Shares(2)	Percent(3)	Offering	Number of Shares	Percent(3)
DKR SoundShore Oasis Holding Fund Ltd.(16)	175,000	*	175,000	—	*
Enable Growth Partners(10)(17)	40,000	*	40,000	—	*
Good Steward Trading Company(18)	7,800	*	3,100	4,700	*
Insignia Partners, LP(10)(19)	25,000	*	25,000	—	*
JGB Capital L.P.(20)	50,000	*	50,000	—	*
Knott Partners, LP(21)	195,100	*	78,400	116,700	*
Langley Partners, L.P.(22)	100,000	*	100,000	—	*
Matterhorn Offshore Fund Limited(23)	167,950	*	72,800	95,150	*
Meadowbrook Opportunity Fund LLC(24)	20,000	*	20,000	—	*
Nite Capital LP(25)	40,000	*	40,000	—	*
Northwood Capital Partners, LP (10) (26)	100,000	*	100,000	—	*
Oppenheimer Emerging Technology Fund(27)	175,500	*	175,500	—	*
Pleiades Investment Partners - R, LP(28)	82,400	*	78,100	4,300	*
Portside Growth and Opportunity Fund(10)(29)	225,000	1.04	225,000	—	*
Potomac Capital International Ltd.(30)	73,900	*	70,100	3,800	*
Potomac Capital Partners, LP(31)	133,700	*	126,800	6,900	*
RCL Capital Offshore, Ltd.(10)(32)	100,550	*	100,550	—	*
RCL Capital, L.P.(10)(33)	24,450	*	24,450	—	*
Richard Han(34)	5,000	*	5,000	—	*
SF Capital Partners Ltd.(10)(35)	650,000	3.01	650,000	—	*
Shea Ventures, LLC(36)	155,000	*	155,000	—	*
Shoshone Partners, LP(37)	73,900	*	33,600	40,300	*
SRG Capital, LLC(10)(38)	15,000	*	15,000	—	*
Steelhead Investments Ltd.(10)(39)	100,000	*	100,000	—	*
STI Strategic Investments Ltd.(40)	75,000	*	75,000	—	*
TCMP[3] Partners(41)	35,000	*	35,000	—	*
USAZ Oppenheimer Technology Fund(42)	49,500	*	49,500	—	*
UT Technology Partners I, L.P.(10)(43)	24,000	*	24,000	—	*
UT Technology Partners II, L.P. (10)(44)	6,000	*	6,000	—	*

*	Less than 1%

(1)	This table assumes that all shares owned by the selling stockholders which are offered by this prospectus are being sold. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholders also may offer and sell less than the number of shares indicated. The selling stockholders are not making any representation that any shares covered by this prospectus will or will not be offered for sale.

(2)	Includes shares of common stock that the selling stockholder has the right to acquire beneficial ownership of within 60 days.

(3)	Based on 21,574,212 shares of common stock outstanding on March 31, 2005. Shares of common stock subject to options or warrants or convertible debentures which are exercisable within 60 days of March 31, 2005, are deemed to be beneficially owned by the person holding such options or warrants or convertible debentures for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Other than as described in the preceding sentence, shares issuable upon exercise of outstanding options and warrants or convertible debentures are not deemed to be outstanding.

(4)	Alpha Capital AG is a private investment fund that is managed by Konrad Ackerman and Rainer Posche, and as such Messrs. Ackerman and Posche have investment power and voting control over these securities. Messrs. Ackerman and Posche disclaim beneficial ownership of the shares of common stock being registered hereto.

(5)	David M. Knott is the president of Dorset Management Corp., the money manager for Anno, LP, and as such has investment power and voting control over these securities. Mr. Knott disclaims beneficial ownership of the shares of common stock being registered hereto.

(6)	Basso Capital Management, L.P. is the investment manager to Basso Multi-Strategy Holding Fund Ltd. Howard I. Fischer is the managing member of Basso GP, LLC, the general partner of Basso Asset Management, L.P., and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of the shares of common stock being registered hereto.

(7)	Basso Capital Management, L.P. is the investment manager to Basso Private Opportunity Holding Fund Ltd. Howard I. Fischer is the managing member of Basso GP, LLC, the general partner of Basso Capital Management, L.P., and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of the shares of common stock being registered hereto.

(8)	Bernay Box is the president of Bonanza Fund Management LLC, the general partner of Bonanza Master Fund, Ltd., and as such has investment power and voting control over these securities. Mr. Box disclaims beneficial ownership of the shares of common stock being registered hereto.

(9)	Andrew Arno is the portfolio manager of the investment manager of C.E. Unterberg, Towbin Capital Partners I, L.P. and Mark G. Hadlock is the secretary of UTCM, LLC, the general partner of C.E. Unterberg, Towbin Capital Partners I, L.P., and as such have investment power and voting control over these securities. Messrs. Arno and Hadlock disclaim beneficial ownership of the shares of common stock being registered hereto. Additionally, C.E. Unterberg, Towbin Capital Partners I, L.P. is an affiliate of C.E. Unterberg, Towbin LLC, which has provided financial advisory services to us and has received payment for such services.

(10)	This selling stockholder has identified itself as an affiliate of a registered broker-dealer and has represented to us that it acquired the shares of common stock being registered hereto in the ordinary course of business and, at the time of the purchase of the shares, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(11)	Cary G. Brody is the sole principal and president of Colonial Asset Management Advisors, Inc., the managing member of Colonial Investment Management LLC, which is the managing member of Colonial Fund LLC, and as such has investment power and voting control over these securities. Mr. Brody disclaims beneficial ownership of the shares of common stock being registered hereto.

(12)	David M. Knott is the president of Dorset Management Corp., money manager for CommonFund Hedged Equity Company, and as such has investment power and voting control over these securities. Mr. Knott disclaims beneficial ownership of the shares of common stock being registered hereto.

(13)	James P. Andrew and Stephen J. Carter are the co-chief executive officers of Andrew Carter Capital, Inc., the general partner of ACCF GenPar, L.P, the general partner of Cordillera Fund, L.P., and as such have investment power and voting control over these securities. Messrs. Andrew and Carter disclaim beneficial ownership of the shares of common stock being registered hereto.

(14)	Mitchel P. Kopin is the president of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P., and as such has investment power and voting control over these securities. Mr. Kopin disclaims beneficial ownership of the shares of common stock being registered hereto.

(15)	Chris H. Pauli is the managing member of The Crown Advisors, LLC, the general partner of Crown Investment Partners, LP, and as such has investment power and voting control over these securities. Mr. Pauli disclaims beneficial ownership of the shares of common stock being registered hereto.

(16)	DKR Soundshore Oasis Holding Fund Ltd. is a master fund in a master feeder structure and its investment manager is DKR Oasis Management Company LP. Pursuant to an investment management agreement among DKR Soundshore Oasis Holding Ltd., the feeder funds and DKR Oasis Management Company LP, DKR Oasis Management Company LP has the authority to do any and all acts on behalf of DKR Soundshore Oasis Holding Ltd., including the exercise of investment power and voting control over these securities. Seth Fischer is the managing partner of Oasis Management Holdings, LLC, one of the general partners of DKR Oasis Management Company LP, and as such has ultimate investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of the shares of common stock being registered hereto.

(17)	Mitch Levine is the managing partner of Enable Growth Partners, and as such has investment power and voting control over these securities. Mr. Levine disclaims beneficial ownership of the shares of common stock being registered hereto.

(18)	David M. Knott is the president of Dorset Management Corp., money manager for Good Steward Trading Company, and as such has investment power and voting control over these securities. Mr. Knott disclaims beneficial ownership of the shares of common stock being registered hereto.

(19)	Robert A. Berlacher is the vice president of Insignia Partners, LP, and as such has investment power and voting control over these securities. Mr. Berlacher disclaims beneficial ownership of the shares of common stock being registered hereto.

(20)	Brett Cohen is the president of JGB Management, Inc., the general partner of JGB Capital L.P., and as such has investment power and voting control over these securities. Mr. Cohen disclaims beneficial ownership of the shares of common stock being registered hereto.

(21)	David M. Knott is the general partner of Knott Partners, LP, and as such has investment power and voting control over these securities. Mr. Knott disclaims beneficial ownership of the shares of common stock being registered hereto.

(22)	Jeffrey Thorp is the managing member of Langley Capital, LLC, the general partner of Langley Partners, L.P., and as such has investment power and voting control over these securities. Mr. Thorp disclaims beneficial ownership of the shares of common stock being registered hereto.

(23)	David M. Knott is the president of Dorset Management Corp., money manager for Matterhorn Offshore Fund Limited, and as such has investment power and voting control over these securities. Mr. Knott disclaims beneficial ownership of the shares of common stock being registered hereto.

(24)	Michael Ragins and Evan Greenberg are agents of Meadowbrook Capital Management, LLC, the investment manager of Meadowbrook Opportunity Fund LLC, and as such have investment power and voting control over these securities. Messrs. Ragins and Greenberg disclaim beneficial ownership of the shares of common stock being registered hereto.

(25)	Keith Goodman is the manager of the general partner of Nite Capital LP, and as such has investment power and voting control over these securities. Mr. Goodman disclaims beneficial ownership of the shares of common stock being registered hereto.

(26)	Robert A. Berlacher is the manager and general partner of Northwood Capital Partners, LP, and as such has investment power and voting control over these securities. Mr. Berlacher disclaims beneficial ownership of the shares of common stock being registered hereto.

(27)	Laura Granger is the portfolio manager of Oppenheimer Emerging Technology Fund, and as such has investment power and voting control over these securities. Ms. Granger disclaims beneficial ownership of the shares of common stock being registered hereto.

(28)	Paul J. Solit is the President and sole owner of Potomac Capital Management Inc., the Investment Manager of Pleiades Investment Partners-R, LP, and as such has investment power and voting control over these securities. Mr. Solit disclaims beneficial ownership of the shares of common stock being registered hereto.

(29)	Ramius Capital Group, LLC is the investment adviser of Portside Growth and Opportunity Fund and as such has investment power and voting control over these securities. Ramius Capital Group, LLC disclaims beneficial ownership of the shares of common stock being registered hereto. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital Group, LLC. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital Group, LLC. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of the shares of common stock being registered hereto.

(30)	Paul J. Solit is the president and sole owner of Potomac Capital Management Inc., the investment manager of Potomac Capital International Ltd., and as such has investment power and voting control over these securities. Mr. Solit disclaims beneficial ownership of the shares of common stock being registered hereto.

(31)	Paul J. Solit is the managing member of Potomac Capital Management LLC, the general partner of Potomac Capital Partners LP, and as such has investment power and voting control over these securities. Mr. Solit disclaims beneficial ownership of the shares of common stock being registered hereto.

(32)	Chris Lytle is the portfolio manager of RCL Capital Offshore, Ltd., and as such has investment power and voting control over these securities. Mr. Lytle disclaims beneficial ownership of the shares of common stock being registered hereto.

(33)	Chris Lytle is the portfolio manager of RCL Capital, L.P., and as such has investment power and voting control over these securities. Mr. Lytle disclaims beneficial ownership of the shares of common stock being registered hereto.

(34)	Richard Han is a natural person and has sole investment power and voting control over these securities.

(35)	Michael Roth and Brian Stark are the managing members of Stark Offshore Management, LLC, which acts as investment manager of SF Capital Partners Ltd., and as such have investment power and voting control over these securities. Messrs. Roth and Stark disclaim beneficial ownership of the shares of common stock being registered hereto.

(36)	Edmund H. Shea, Jr. is the manager of Shea Ventures, LLC, and as such has investment power and voting control over these securities. Mr. Shea disclaims beneficial ownership of the shares of common stock being registered hereto.

(37)	David M. Knott is the President of Dorset Management Corp., money manager for Shoshone Partners, LP, and as such has investment power and voting control over these securities. Mr. Knott disclaims beneficial ownership of the shares of common stock being registered hereto.

(38)	Tai May Lee and Edwin Mecabe, two members of SRG Capital, LLC have been empowered by a resolution of the board of directors of Gerber Capital Management, Inc., the managing member of SRG Capital, LLC, to share voting and investment power over these securities. Messrs. Lee and Mecabe disclaim beneficial ownership of the shares of common stock being registered hereto.

(39)	HBK Investments L.P. may be deemed to have sole voting and investment power with respect to the shares of common stock beneficially owned by Steelhead Investments Ltd. pursuant to an Investment

Management Agreement between HBK Investments L.P. and Steelhead Investments Ltd. Additionally, the following individuals have control over HBK Investments L.P.: Jamiel A. Akhtar, David C. Haley, Kenneth M. Hirsh, Lawrence H. LeBowitz, and William E. Rose. Each of Messrs. Akhtar, Haley, Hirsh, LeBowitz and Rose disclaim beneficial ownership of the shares of common stock being registered hereto.

(40)	Tom Frei is an agent of Sangamon Trading, Inc., the trading advisor for STI Strategic Investments Ltd., and as such has investment power and voting control over these securities. Mr. Frei disclaims beneficial ownership of the shares of common stock being registered hereto.

(41)	Steven Slawson and Warren Schenker, principals of TCMP[3] Partners, have shared investment power and voting control over these securities. Messrs. Slawson and Schenker disclaim beneficial ownership of the shares of common stock being registered hereto.

(42)	Laura Granger is the portfolio manager of USAZ Oppenheimer Technology Fund, and as such has investment power and voting control over these securities. Ms. Granger disclaims beneficial ownership of the shares of common stock being registered hereto.

(43)	James W. Weil is the portfolio manager of the investment manager of UT Technology Partners I, L.P. and Mark G. Hadlock is the secretary of UTCM, LLC, the general partner of UT Technology Partners I, L.P., and as such have investment power and voting control over these securities. Messrs. Weil and Hadlock disclaim beneficial ownership of the shares of common stock being registered hereto. Additionally, UT Technology Partners I, L.P. is an affiliate of C.E. Unterberg, Towbin LLC, which has provided financial advisory services to us and has received payment for such services.

(44)	James W. Weil is the portfolio manager of the investment manager of UT Technology Partners II, L.P. and Mark G. Hadlock is the secretary of UTCM, LLC, the general partner of UT Technology Partners II, L.P., and as such have investment power and voting control over these securities. Messrs. Weil and Hadlock disclaim beneficial ownership of the shares of common stock being registered hereto. Additionally, UT Technology Partners II, L.P. is an affiliate of C.E. Unterberg, Towbin LLC, which has provided financial advisory services to us and has received payment for such services.

PLAN OF DISTRIBUTION

     We are registering the shares of common stock covered by this prospectus on behalf of the selling stockholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests therein received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. We will not receive any of the proceeds from sales of the shares by the selling stockholders or their transferees.

     The selling stockholders named in this prospectus, or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other transfer after the date of this prospectus, may sell or otherwise dispose of these shares or interests therein from time to time. The selling stockholders will act independently from us in making decisions with respect to the timing, manner and size of each disposition. The dispositions may be made on one or more exchanges or in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may effect such transactions by selling their shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market, including negotiated sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in such resales.

     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of their shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may loan or pledge their shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer or other financial institution may sell the pledged shares under this prospectus (as supplemented or amended to reflect such transaction).

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary broker-dealers or the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, or the Securities Act, in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

     In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchase and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

•	the name of each such selling stockholder and of the participating broker-dealer(s),

•	the number of shares involved,

•	the price at which such shares were sold,

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

•	other facts material to the transaction.

     In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares under this prospectus, we will file a supplement to this prospectus.

     We will bear all costs, expenses and fees in connection with the registration of the shares covered by this prospectus. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of their shares covered by this prospectus. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of their shares covered by this prospectus against certain liabilities, including liabilities arising under the Securities Act. In addition, we have agreed to indemnify the selling stockholders and their affiliates against certain liabilities, including liabilities arising under the Securities Act. Neither the SEC nor any state securities commission has approved or disapproved of the shares covered by this prospectus.

LEGAL MATTERS

     The legality of the shares offered hereby will be passed upon for Smith Micro by Dorsey & Whitney LLP, Irvine, California.

EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various costs and expenses to be paid by us with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee.

SEC Registration Fee	$1,957
Printing Expenses	7,500
Legal Fees and Expenses	95,000
Accounting Fees and Expenses	50,000
Transfer Agent Fees	4,500
Miscellaneous	10,000

Total	$168,957

     The Registrant will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of their shares.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “1933 Act”). The Registrant’s Bylaws (the “Bylaws”) provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Bylaws require the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the directors and officers to repay such advances if it is ultimately determined that the directors and officers are not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence.

     In addition, the Registrant’s Certificate of Incorporation (the “Certificate of Incorporation”) provides that the Registrant shall indemnify its directors and officers if such persons acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and (iii) with respect to any criminal action or proceeding, with reasonable cause to believe such conduct was lawful. The Certificate of Incorporation also provides that, pursuant to Delaware law, no director shall be liable for monetary damages for breach of the director’s fiduciary duty of care to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Certificate of Incorporation further provides that the Registrant is authorized to indemnify its directors and officers to the fullest extent permitted by law through the Bylaws, or any agreement, vote of stockholders or disinterested directors, or otherwise.

     The Registrant obtained directors’ and officers’ liability insurance in connection with its initial public offering.

     In addition, the Registrant has entered into agreements to indemnify its directors in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements will, among other things, indemnify the Registrant’s directors for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services by that person as a director or officer of the Registrant, or as a director or officer of any subsidiary of the Registrant, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Registrant.

ITEM 16. EXHIBITS

Exhibit
Number	Description	Where Located
4.1	Instruments Defining Rights of Stockholders.	Reference is made to Registrant’s Registration Statement No. 000-26536 on Form 8-A, as amended, including the exhibits thereto, which is incorporated herein by reference.

4.2	Common Stock Purchase Agreement by and between the Registrant and the purchasers named therein, dated February 18, 2005.	Reference is made to Registrant’s Current Report on Form 8-K filed with the SEC on February 24, 2005, including the exhibits thereto, which is incorporated herein by reference.

5.1	Opinion of Dorsey & Whitney LLP	Filed Herewith

10.1	Common Stock Purchase Agreement by and between the Registrant and the purchasers named therein, dated February 18, 2005.	Reference is made to Registrant’s Current Report on Form 8-K filed with the SEC on February 24, 2005, including the exhibits thereto, which is incorporated herein by reference.

23.1	Consent of Independent Registered Public Accounting Firm	Filed Herewith

23.2	Consent of Dorsey & Whitney LLP	Included in Exhibit 5.1

24.1	Power of Attorney	Previously filed on April 4, 2005, in Registrant’s Registration Statement on Form S-3.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the SEC under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of Smith Micro’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Smith Micro pursuant to the foregoing provisions, or otherwise, Smith Micro has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Smith Micro of expenses incurred or paid by a director, officer or controlling person of Smith Micro in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Smith Micro will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No.1 to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Aliso Viejo, state of California, on the 7th day of June 2005.

SMITH MICRO SOFTWARE, INC.
By:	/S/ WILLIAM W. SMITH, JR.
William W. Smith, Jr.
President, Chief Executive Officer and Chairman of the Board

     Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ William W. Smith, Jr.
William W. Smith, Jr.	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 7, 2005

/s/ Robert W. Scheussler
Robert W. Scheussler	Senior Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 7, 2005

/s/ Thomas G. Campbell
Thomas G. Campbell	Director	June 7, 2005

/s/ William C. Keiper
William C. Keiper	Director	June 7, 2005

/s/ Gregory J. Szabo
Gregory J. Szabo	Director	June 7, 2005

/s/ Samuel Gulko
Samuel Gulko	Director	June 7, 2005

INDEX OF EXHIBITS

Exhibit Number	Description	Where Located
4.1	Instruments Defining Rights of Stockholders.	Reference is made to Registrant’s Registration Statement No. 000-26536 on Form 8-A, as amended, including the exhibits thereto, which is incorporated herein by reference.

4.2	Common Stock Purchase Agreement by and between the Registrant and the purchasers named therein, dated February 18, 2005.	Reference is made to Registrant’s Current Report on Form 8-K filed with the SEC on February 24, 2005, including the exhibits thereto, which is incorporated herein by reference.

5.1	Opinion of Dorsey & Whitney LLP	Filed Herewith

10.1	Common Stock Purchase Agreement by and between the Registrant and the purchasers named there, dated February 18, 2005.	Reference is made to Registrant’s Current Report on Form 8-K filed with the SEC on February 24, 2005, including the exhibits thereto, which is incorporated herein by reference.

23.1	Consent of Independent Registered Public Accounting Firm	Filed Herewith

23.2	Consent of Dorsey & Whitney LLP	Included in Exhibit 5.1

24.1	Power of Attorney	Previously filed on April 4, 2005, in Registrant’s Registration Statement on Form S-3.